UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2010
National American University Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34751	83-0479936

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 S. Highway 16, Suite 200 Rapid City, SD	57701

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (605) 721-5220
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On December 20, 2010, Dlorah, Inc., a South Dakota corporation and a wholly-owned subsidiary of National American University Holdings, Inc. (the “Company”), entered into a new executive employment agreement, dated effective as of June 1, 2010, with Dr. Ronald Shape, Chief Executive Officer of National American University Holdings, Inc. and the Company (the “Employment Agreement”). The Employment Agreement replaces and supersedes Dr. Shape’s prior employment agreement, dated November 18, 2009 (the “Prior Agreement”). The Prior Agreement was filed as an Exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2009.
The term of Dr. Shape’s Employment Agreement continues for a period of two years and will automatically extend for additional one-year terms thereafter; provided, however, that if either party provides 60 days advance written notice prior to the expiration of the term of the agreement, the agreement will not be renewed. The Employment Agreement provides for an initial annual base compensation of $380,000 that is subject to review and change from time to time by the Board of Directors and allows Dr. Shape to participate in any bonus and incentive compensation plans and any stock ownership or stock option plans or programs the Company may adopt for its executives. The Employment Agreement also provides that Dr. Shape is entitled to participate in the Company’s benefit programs for its employees, to receive customary and usual fringe benefits for its executives, to take up to five weeks paid time off and to be reimbursed for his business expenses.
In the event that Dr. Shape’s employment is terminated by the Company without “cause” or by Dr. Shape for “good reason” (as those terms are defined in the Employment Agreement), or if the Company exercises its right not to renew the Employment Agreement, Dr. Shape will be entitled to (i) his base salary then in effect, prorated to the date of termination, (ii) the remaining installments, if any, for any bonus earned for the year prior to the year in which the termination occurs, (iii) severance pay in a gross amount equal to the greater of the remainder of the current term or 15 months of annualized base salary at the time of termination, plus a pro rata portion of any bonus or incentive compensation Dr. Shape would have earned had he been employed for the full fiscal year in which his employment terminates, but only if the annual performance metrics for that year were achieved, and (iv) COBRA and continuation premiums for monthly health and dental insurance to continue the coverage in effect at termination for Dr. Shape and his dependents for a period of twelve months following termination.
The Employment Agreement includes an agreement by Dr. Shape that he will not disclose any confidential information of the Company at any time during or after employment. In addition, the covenant not to compete set forth in the Employment Agreement will terminate 15 months after termination of Dr. Shape’s employment with the Company. The Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.
As part of the new employment arrangement with Dr. Shape, on December 20, 2010, the Company also entered into a Chief Executive Officer Incentive Compensation Plan, dated effective as of June 1, 2010, with Dr. Shape (the “Incentive Compensation Plan”). The Incentive Compensation Plan continues to May 31, 2011 and entitles Dr. Shape to a cash bonus based on the audited consolidated financial statements of the Company for such fiscal year in accordance with the formula set forth in the Incentive Compensation Plan. The Incentive Compensation Plan is filed as Exhibit 10.2 to this Current Report on Form 8-K.
The descriptions of the Employment Agreement and the Incentive Compensation Plan do not purport to be complete and are qualified in their entirety by reference to the full text of such documents which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed herewith:

Exhibit
Number	Description
10.1	Executive Employment Agreement between Dlorah, Inc. and Dr. Ronald Shape, dated effective as of June 1, 2010.
10.2	Chief Executive Officer Incentive Compensation Plan, between Dlorah, Inc. and Dr. Ronald Shape, dated effective as of June 1, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 22, 2010	NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.
	By:	/s/ Ronald L. Shape
		Name:	Ronald L. Shape, Ed. D.
		Title:	Chief Executive Officer